Exhibit 99.2

Annex A
Reporting Persons and Richemont Entities

Name	State or other place of organization	Address of the principal office
Compagnie Financière Richemont SA	Canton of Geneva, Switzerland	Chemin de la Chênaie 50 1293 Bellevue, Geneva Switzerland
Richemont International Holding S.A.	Luxembourg	35, boulevard Prince Henri L-1724 Luxembourg Grand Duchy of Luxembourg
Richemont Italia Holding S.p.A.	Italy	Via Benigno Crespi 26 20159 Milan Italy
Compagnie Financière Rupert	Canton of Geneva, Switzerland	Chemin des Mastellettes 2 1293 Bellevue, Geneva Switzerland